Exhibit 10.4
AMENDED AND RESTATED TERMINATION PROTECTION AGREEMENT

THIS AMENDED AND RESTATED TERMINATION PROTECTION AGREEMENT (as hereinafter amended from time to time, this “Agreement”) is made and entered into by and between Sterling Jewelers Inc., a Delaware corporation (the “Company”) and Virginia Drosos (the “Executive”), dated as of March 15, 2022.

W I T N E S S E T H

WHEREAS, the Company and its affiliates are engaged in the business of operating chains of retail jewelry stores in the United States, the United Kingdom and Canada;

WHEREAS, the Company employed the Executive as Chief Executive Officer of Signet Jewelers Limited, a Bermuda corporation (“Signet,” and, together with its subsidiaries, the “Signet Group,” which for purposes of this Agreement is an affiliate of the Company), effective as of August 1, 2017, subject to the terms and provisions of the Termination Protection Agreement entered into between the Company and the Executive on September 26, 2017 (the “Original Agreement”); and

WHEREAS, each of the Company and the Executive desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

AGREEMENT

1. Definitions.

(a) “Board” means the Board of Directors of Signet.

(b) “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services including through e-commerce.

(c) “Cause” means (A) fraud, embezzlement, gross insubordination or any act of moral turpitude or misconduct, in each case, on the part of the Executive; (B) conviction of or the entry of a plea of nolo contendere by the Executive for any felony; or (C) (x) a material breach by the Executive of Executive’s duties, responsibilities or obligations under this Agreement or the attached Schedule 1, or (y) the willful failure or refusal by the Executive to perform and discharge a specific lawful directive issued to Executive by the Board within a reasonable period of time, not to be less than five (5) business days, following written notice thereof to the Executive by the Company or the Board.

(d) “Change of Control” means the occurrence of any of the following events:

(i) any consolidation, amalgamation, or merger of Signet with or into any other Person, or any other corporate reorganization, business combination, transaction or transfer of securities of Signet by its stockholders, or a series of transactions (including the acquisitions of capital stock of Signet), whether or not Signet is a party thereto, in which the stockholders of Signet immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise) of Signet or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction;

(ii) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Signet to any Person;

(iii) during any period of twelve (12) consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by Signet’s shareholders was approved by a vote of at least two-thirds of the directors of Signet, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or

(iv) approval by the shareholders of Signet of a complete liquidation or dissolution of Signet.

(e) “Compensation Committee” means the Human Capital Management and Compensation Committee or successor committee of the Board.

(f) “Disability” means any physical or mental disability during the term of the Executive’s Employment that renders the Executive incapable of performing the services required of the Executive for any period or periods aggregating six (6) months during any twelve (12) month period. For purposes of the foregoing, the Executive’s physical or mental disability shall be determined in accordance with any disability plan of or applicable to the Company that is then in effect or may be determined by the Compensation Committee.

(g) “Good Reason” means any of the following has occurred without the Executive’s prior written consent: (A) a material reduction in Executive’s target or maximum potential annual compensation opportunities as set forth on the attached Schedule 1; (B) a material diminution in Executive’s authority, duties or responsibilities as set forth on Schedule 1; (C) any requirement that the Executive relocate Executive’s principal place of employment by more than fifty (50) miles from such Executive’s then primary office location set forth on the attached Schedule 1 and from Executive’s principal residence in any such location, provided that such a relocation shall not include: (i) the Executive’s travel for business in the course of performing the Executive’s duties for the Company, (ii) the Executive working remotely or (iii) the Company requiring the Executive to report to the office within the Executive’s relocated principal place of employment (instead of working remotely) at the Company’s expense for three days or less each week; or (D) a material breach by the Company of its payment obligations to the Executive as set forth on Schedule 1, which breach remains uncured for thirty (30) days following written notice thereof provided by the Executive to the Company; provided that, no event described in clauses (A) – (D) shall constitute Good Reason unless (i) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within ninety (90) days following the first occurrence of such event, and (ii) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.

(h) “LTIP” means the Company’s Amended and Restated 2018 Omnibus Incentive Plan or other long-term incentive plan then in effect, as approved by the Compensation Committee or its designee.

(i) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(j) “Retirement” shall mean termination of the Executive’s service with the Signet Group on or following the Executive’s sixtieth (60th) birthday with at least five (5) years of service, or such earlier date as provided in a written agreement between a member of the Signet Group and the Executive (excluding such a termination at a time when the Signet Group may terminate the Executive for Cause, as determined by the Compensation Committee).

(k) “Short-Term Deferral Period” means the period ending on the later of the fifteenth (15th) day of the third (3rd) month following the end of the Executive’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture or the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first taxable year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

(l) “STIP Bonus” means an annual cash bonus award in accordance with the annual short-term incentive plan (“STIP”) then in effect for executive officers of the Signet Group, as approved by the Compensation Committee or its designee.

(m) “STIP Payment Period” means the later of (a) between March 10th and May 31st following the end of the fiscal year to which such STIP Bonus relates and (b) the Payment Commencement Date (as defined below), but in no event later than the Short-Term Deferral Period.

2. Term; Termination.

(a) Term. This Agreement shall have an initial term ending on August 1, 2022 (the “Initial Term”) and thereafter shall automatically renew for one (1) year periods (each, a “Renewal Term”) unless either Party provides a notice to the other Party that such Party elects not to renew the Agreement, at least six (6) months prior to the end of the then current term. Subject to the prior sentence, the Executive’s employment with the Company is “at-will” and shall continue until terminated either by the Company at any time or the Executive with at least ninety (90) days’ notice by notifying the other Party in writing. The provisions of this Agreement exclusively shall govern the Executive’s rights upon termination of employment with the Company and its affiliates.

(b) Notice of Termination. Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 11(f).

(c) Board/Committee Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign at the direction of the Board or shall be deemed to have resigned, as of the date of such termination (the “Termination Date”) and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

3. Payments Upon Certain Terminations of Employment or Non-Renewal of this Agreement by the Company.

(a) Waiver and Release and Continued Compliance with Covenants; Timing of Payments.

(i) Notwithstanding anything herein to the contrary, as a condition precedent to receiving any payments under this Section 3 (other than those amounts already accrued prior to the Termination Date, including the Accrued Rights (as defined below)), Executive (or the Executive’s estate, as applicable) shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following the Termination Date, a waiver and release in similar form to that attached hereto as Exhibit A (the “Release”), which Release may be updated by the Company from time to time to reflect changes in law and related factors, and the seven (7) day revocation period of such Release shall have expired. In addition, all payments under this Section 3 are subject to Executive’s continued compliance with the provisions of Sections 4, 5 and 6 of this Agreement.

(ii) Subject to Section 8(b) and the execution of the Release pursuant to this Section 3(a), all payments under this Section 3 that are conditioned on such Release shall be payable as described below on (or beginning on) the sixtieth (60th) day after the Termination Date (the “Payment Commencement Date”) and no later than the Short-Term Deferral Period, except payments that are made pursuant to the LTIP or STIP or an award agreement under the LTIP or STIP.

(b) Termination By the Company For Cause; Resignation by the Executive. If the Executive’s employment with the Company is terminated by the Company for Cause or if the Executive resigns for any reason or no reason (other than for Good Reason within one year following a Change of Control), the Executive shall be entitled to receive solely the following (the amounts described in clauses (i), (ii), and (iii) being referred to as the “Accrued Rights”):

(i) base salary and accrued and unused vacation through the Termination Date in accordance with the Company’s normal payroll practices;

(ii) any STIP Bonus or LTIP payment that has been earned by and is payable to the Executive in accordance with the applicable plan as of the Termination Date that remains unpaid as of such date, which shall be paid in accordance with such plan; and

(iii) any vested benefits to which the Executive is entitled under the employee benefit plans of the Company, which shall be paid pursuant to the terms and conditions of such benefit plans.

(c) Termination by the Company Without Cause or Non-Renewal of this Agreement by the Company. If the Executive’s employment is terminated by the Company without Cause or if the Executive’s employment terminates at the expiration of the Initial Term or any Renewal Term as a result of the Company’s non-renewal of this Agreement, other than in circumstances where Section 3(d) applies, the Executive shall be entitled to receive solely the following in addition to the Accrued Rights:

(i) one and one-half (1.5) times the sum of (1) the Executive’s base salary in effect on the Termination Date and (2) the Executive’s target STIP Bonus in effect on the Termination Date, payable in twelve (12) equal monthly installments commencing in the month after the Terminate Date and in accordance with the Company’s standard payroll practices for executive officers, except that the first payment will be on the first payroll date occurring on or after the Payment Commencement Date and include a catch up payment for the first installment;

(ii) the STIP Bonus the Executive would otherwise have received for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period;

(iii) for each outstanding award that remains subject to vesting under the LTIP as of the Termination Date:

(1) any such performance-based award shall vest based on actual performance, as of the date of determination by the Compensation Committee after the end of the completed performance cycle for such award of the level of such performance achieved, and be pro-rated for the number of calendar days that the Executive was employed during the maximum vesting period applicable to the award, and shall be payable in accordance with the LTIP and applicable award agreement, and

(2) any such time-based award shall vest on the Termination Date in an amount that is pro-rated for the number of calendar days that the Executive was employed during the vesting period, and shall be payable in accordance with the LTIP and applicable award agreement; and

(iv) if the Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a cash payment equal to the employer contribution to the premium payment for actively employed senior executives with the same level of coverage, payable monthly in accordance with the Company’s standard payroll practices for twelve (12) months following the Termination Date or until such earlier termination of COBRA coverage, except that the first payment will be on the first payroll date occurring on or after the Payment Commencement Date and include a catch up payment for the first installment.

(d) Certain Termination Events Within One Year Following a Change of Control. If the Executive’s employment hereunder is terminated within one (1) year following a

Change of Control (A) by the Company without Cause, (B) due to the expiration of the Initial Term or any Renewal Term as a result of the Company’s non-renewal of the Agreement, or (C) because the Executive resigns for Good Reason, in each case, the Executive shall be entitled to receive solely the following, in addition to the Accrued Rights:

(i) one and one-half (1.5) times the sum of (1) the Executive’s base salary in effect on the Termination Date (provided that a material reduction to base salary resulting in Good Reason, shall be disregarded for purposes of this calculation) and (2) the Executive’s target STIP Bonus in effect on the Termination Date (provided that a material reduction to target STIP Bonus resulting in Good Reason, shall be disregarded for purposes of this calculation), payable as a lump sum on the first payroll date following the Payment Commencement Date; provided, that, to the extent such payment constitutes “nonqualified deferred compensation,” and the Change of Control is not a “change in control event,” in each case as such terms are defined under Section 409A, then such amount shall be paid in equal monthly installments over the twelve (12) months beginning on the first payroll date immediately following the Payment Commencement Date;

(ii) the STIP Bonus the Executive would otherwise have received for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period; and

(iii) each outstanding award that remains subject to vesting under the LTIP as of the Termination Date shall be paid in accordance with the terms and on the timing applicable to such termination event in the LTIP and applicable award agreements and, if the applicable award agreement does not expressly provide for any payment upon a resignation by the Executive for Good Reason or termination of employment due to non-renewal of the Agreement within one (1) year following a Change of Control, such termination of employment, in each case, shall entitle the Executive to the same payment that the Executive would be entitled to receive upon a termination by the Company without Cause following a Change of Control under the LTIP and applicable award agreement;

(iv) if Executive timely elects coverage under COBRA, a cash payment equal to the employer contribution to the premium payment for actively employed senior executives with the same level of coverage, payable monthly in accordance with the Company’s standard payroll practices for eighteen (18) months following the Termination Date or until such earlier termination of COBRA coverage, except that the first payment will be on the first payroll date occurring on or after the Payment Commencement Date and include a catch up payment for the first installment.

(e) Termination Upon the Executive’s Death. In the event of the Executive’s death during the term of the Executive’s employment, the Executive’s employment and this Agreement shall automatically terminate and, in addition to the Accrued Rights, the Company shall pay to Executive’s estate:

(i) Executive’s base salary in effect on the Termination Date for six (6) months following such Termination Date, in accordance with the Company’s standard payroll practices for executive officers;

(ii) the STIP Bonus the Executive would otherwise have received for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period; and

(iii) each outstanding award that remains subject to vesting under the LTIP as of the Termination Date shall be paid in accordance with the terms and on the timing applicable to such termination event in the LTIP and applicable award agreements and, if the applicable award agreement does not expressly provide for any payment upon death, if any such award has been held by Executive for at least six (6) months (1) any such performance-based award shall vest on the Termination Date, based on target performance, and be pro-rated for the number of calendar days that the Executive was employed during the applicable performance cycle, and (2) any such time-based award shall vest on the Termination Date in an amount that is pro-rated for the number of calendar days that the Executive was employed during the vesting period, and in each case shall be payable in accordance with the time and method of settlement provisions set forth in the LTIP and applicable award agreement.

(f) Termination Due to Disability. In the event of the Executive’s Disability during the term of the Executive’s employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive’s employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). Upon such termination, in addition to the Accrued Rights, the Company shall pay to the Executive:

(i) the STIP Bonus the Executive would otherwise have received for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period; and

(ii) each outstanding award that remains subject to vesting under the LTIP as of the Termination Date shall be paid in accordance with the terms applicable to termination for Disability in the LTIP and applicable award agreements.

(g) Termination Due to Retirement. In the event of the Executive’s Retirement, in addition to the Accrued Rights, the Company shall pay to the Executive:

(i) the STIP Bonus that is then payable in accordance with the STIP for the full fiscal year in which the Termination Date occurred, based on actual performance, pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period; and

(ii) each outstanding award that remains subject to vesting under the LTIP as of the Termination Date shall be paid in accordance with the LTIP and applicable award agreements.

(h) Illustration. For illustration purposes only, the attached Schedule 2 sets forth a summary of the payments that would be owed to Executive upon the occurrence of certain termination events. To the extent of any conflict between Schedule 2 and this Agreement, the terms of this Agreement shall control and prevail.

4. Confidentiality; Ownership of Developments.

(a) During the term of the Executive’s employment with the Signet Group and for all time thereafter, the Executive shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Signet Group, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by or for the Signet Group pertaining to the Signet Group; provided that such information referred to in this Section 4(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 4.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or planned business of the Signet Group that, alone or jointly with others, the Executive may create, make, develop or acquire during the term of Executive’s employment with the Signet Group (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Signet Group and the Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all such Developments and Executive shall take any action reasonably necessary to achieve the foregoing result. Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Signet Group.

(c) The Executive is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (i) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

(d) The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with the Equal Employment Opportunity Commission, the

National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit the Executive’s right to receive an award for information provided to any Government Agency.

5. Covenants Not to Solicit and Not to Compete. The Executive agrees that Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a) during Executive’s employment with the Signet Group and for a period of two (2) years commencing upon the Termination Date, solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Signet Group to terminate his or her employment or engagement with the Signet Group, to become employed by any person, firm or corporation other than the Signet Group or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(b) during Executive’s employment with the Signet Group and for a period of one (1) year commencing upon the Termination Date, directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Signet Group) which is materially engaged in the Business (“materially” meaning deriving more than 25% of its revenue from the sale of jewelry and watches per year as of the applicable date); provided that the Executive shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.

6. Non-Defamation and Non-Disparagement. The Executive shall not at any time, publicly or privately, verbally or in writing, directly or indirectly, make or cause to be made any defaming and/or disparaging, derogatory, misleading or false statement about the Signet Group or its products, or any current or former directors, officers, employees, or agents of the Signet Group, or the business strategy, plans, policies, practices or operations of the Signet Group to any person or entity, including members of the investment community, press, customers, competitors, employees and advisors of the Signet Group. Truthful disclosure to any government agency regarding possible violations of federal law or regulation in accordance with any whistleblower protection provisions of state or federal law or regulation shall not be deemed to violate this paragraph. The Company shall instruct the Company’s successor Chief Executive Officer and the Board not to make any defaming and/or disparaging, derogatory, misleading or false statement about the Executive. Executive recognizes that the breach of this Section 6 will cause serious and irreparable injury to the Company.

7. Specific Performance. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Business of the Signet Group. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 4, 5 or 6 hereof, the Signet Group would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Signet Group and that the Signet Group shall be entitled to have Sections 4, 5 or 6 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Signet

Group from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Executive or cessation of payments hereunder without requirement for posting a bond. In addition, to the extent allowed by law, the Executive shall be required to return to the Company any termination payments and benefits paid pursuant to Section 3 less two hundred fifty dollars ($250.00) if the Executive violates Sections 4, 5 or 6.

8. Section 409A.

(a) The intent of the Parties is that payments and benefit under this Agreement comply with or be exempt from Internal Revenue Code of 1986, as amended (the “Code”) Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (i) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non-qualified deferred compensation subject to Section 409A of the Code shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d) For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to the Executive with respect thereto.

9. Compliance with Board Policies.

(a) The Executive shall be required to build a holding of shares of Signet common stock (“Shares”) equal to a specified level as set by the Board from time to time (the “Share Ownership Requirement”) pursuant to the terms of any stock ownership policy or guidelines approved by the Board or a committee of the Board and provided to the Executive. The Share Ownership Requirement shall be required for so long as the Executive is a senior officer of the Signet Group.

(b) The Executive shall be subject to the written policies of the Board applicable to senior officers, including without limitation any Board policy relating to claw back of compensation, as they exist from time to time during the Executive’s employment with the Company or any of its affiliates.

10. Governing Law; Jurisdiction.

(a) This Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof.

(b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio. The Parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each Party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such Party.

EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, SHE IS WAIVING ANY RIGHT THAT SHE MAY HAVE TO A JURY TRIAL RELATED TO THIS AGREEMENT.

11. Miscellaneous.

(a) Entire Agreement/Amendments. This Agreement, including the employment terms, duties and entitlements set forth on Schedule 1, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements (whether written or oral) between the Parties with respect thereto, including, without limitation, any prior written term sheet and to the extent modified by the terms herein, any LTIP or STIP award granted after the date of this Agreement (unless such award agreement expressly overrides this Agreement). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto. For the avoidance of doubt, the employment terms, duties and entitlements set forth on Schedule 1 are an integral part of this Agreement.

(b) No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) Severability. The provisions of this Agreement are severable and the invalidity, illegality or unenforceability of any one or more provisions shall not affect the validity, legality or enforceability of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(d) Assignment. This Agreement and all of the Executive’s rights and duties hereunder shall not be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to, or assumed by, a person or entity which is an affiliate of the Company or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(e) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of the Executive’s death, all amounts payable hereunder to the Executive that are then unpaid, shall be paid to the Executive’s beneficiary designated by Executive in writing to the Company or, in the absence of such designation, to Executive’s estate.

(f) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:
Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44333
Attn: General Counsel and SVP Legal Compliance and Risk

with copies to:

Baker Hostetler LLP
127 Public Square, Suite 2000
Cleveland, Ohio 44114
Attn: Janet Spreen

If to the Executive:

To Executive’s last address set forth on the payroll records of the Company with copies to:

[______________]
Attn: [____________]

(g) Cooperation. The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder.

(h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival. The provisions of Sections 4, 5, 6, 7, 8, 10 and 11 of this Agreement shall survive the expiration or termination of this Agreement and the Executive’s employment hereunder, irrespective of the reason for any termination.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the last date written below.

STERLING JEWELERS INC.

By: ______________________________
Name:
Title:
Date:

EXECUTIVE

__________________________________
Virginia Drosos
Date:

Acknowledged and agreed to by:

SIGNET JEWELERS LIMITED

By: ______________________________
Name:
Title:
Date:

SCHEDULE 1

EMPLOYMENT TERMS, DUTIES AND ENTITLEMENTS

Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Amended and Restated Termination Protection Agreement, dated as of March __, 2022, by and among Sterling Jewelers Inc. (the “Company”) and Virginia Drosos (the “Executive”) to which this Schedule 1 is attached (the “Agreement”).

Position	Chief Executive Officer of the Signet Group
Reporting Line	Executive shall report through the Chairman of the Board to the Board.
Duties
Executive shall have such duties and authority, consistent with her position, as may be assigned from time to time by the Board.

For so long as the Executive serves as the Chief Executive Officer of the Signet Group during the term of the Executive’s employment with the Company or any of its subsidiaries or affiliates, the Executive shall, subject to the provisions of the Bylaws of Signet, also serve as a member of the Board and shall, if requested by the Company, also serve as a member of the board of directors of any of Signet’s or the Company’s subsidiaries without additional compensation.

Executive shall devote her full business time and best efforts to the performance of her duties and will not engage in any other business, profession or occupation for compensation or otherwise which would directly or indirectly conflict or interfere with the rendition of such services, without the prior written consent of the Board; provided Executive may (i) serve on any board of directors or trustees of any charitable or educational organization or engage in other charitable, civic and professional activities, (ii) continue to serve on the board of directors of American Financial Group, Inc., and (iii) subject to the prior approval of the Board, in its sole discretion, Executive may accept appointment to any board of directors of any business entity; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of the Executive’s duties or breach the terms of Section 3 or 4 of the Agreement.

Annual Base Salary
Annual rate of $1,500,000, subject to annual review and adjustment by the Compensation Committee.

Base Salary shall not be reduced unless there is a comparable reduction in the base salaries of other named executive officers of Signet.

STIP Bonus
Target STIP Bonus: 150% of Base Salary upon achievement of performance objectives at target for the applicable fiscal year of Signet.

STIP Bonus may be less than or greater than Target STIP Bonus, based upon achievement of performance objectives against target levels, up to 300% of Base Salary.

LTIP	Annual consideration for long-term awards (as determined in the Compensation Committee’s sole discretion) made in accordance with the terms of the LTIP.
Employee Benefits
Eligible for all Company health, life and disability insurance and other welfare, and retirement, savings, deferred compensation and fringe employee benefit plans, as in effect from time to time, on the same basis as those benefits are generally made available to senior executives of the Company.
Eligible for reimbursement of reasonable business expenses incurred by the Executive during employment in the performance of the Executive’s duties, in accordance with Company policies and subject to timely submission of reimbursement requests.

Time Off	Executive shall be entitled to time off as provided under the Signet US Time Off Program, as in effect from time to time.
Director and Officer Insurance
The Company shall keep in force for the Executive coverage under a directors and officers liability insurance policy, such coverage to be at a level no less than that maintained for substantially all of the executive officers of the Company or Signet (during the period the Executive is an executive officer of Signet) and substantially all of the members of the Board of Directors of Signet (during any period the Executive is a member of the Board of Directors of Signet).

Legal Fee Reimbursement	The Company shall pay the reasonable legal fees incurred by Executive in negotiating the terms of this Agreement up to $20,000.
Executive Representations
Executive represents and warrants to the Company that the performance by Executive of the duties set forth on the Agreement and this Schedule 1 shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

SCHEDULE 2
TERMINATION PAYMENTS TABLE

For purposes of the table below:

· “Full-Year Achievement” means, with respect to any STIP Bonus or LTIP award, the amount of that bonus the Executive would have received or the amount of that award that would have vested (as applicable) had the Executive remained employed with the Company through the end of the applicable vesting period in which employment terminated, based on actual performance during the applicable performance cycle.

· “LTIP” means the Long-Term Incentive Plan.

· “Pro-Rated Achievement” means an amount equal to the Full-Year Achievement pro-rated for the number of calendar days employed out of the number of days in the applicable performance cycle or vesting period.

· “Pro-Rated Target” means, with respect to any Target, an amount equal to that Target pro-rated for the number of calendar days employed out of the number of calendar days in such performance cycle or vesting period.

· “Target” means, with respect to any: (i) STIP Bonus, the targeted amount of that STIP Bonus; (ii) performance-based LTIP award, the amount of that award that would have vested upon achieving target performance during the applicable performance cycle; and (iii) time-based LTIP award, the amount of that award that would have vested if the Executive had remained employed during the full vesting period.

Capitalized terms used but not otherwise defined in this Schedule 2 shall have the meanings ascribed to them in the Agreement to which this Schedule 2 is attached.

Compensation Type	Involuntary Termination without Cause	Death	Disability	Retirement	Involuntary Termination without Cause or Resignation for Good Reason within one year following a Change of Control
Salary	1.5 x 12 months (TPA, §3(c)(i))	6 months (TPA, §3(e)(i))	None, except under disability plans	None	1.5 x 12 months (TPA, §3(d)(i))
STIP Bonus	(1.5 x Target) + Pro-Rated Achievement (TPA, §3(c)(i)-(ii))	Pro-Rated Achievement (TPA, §3(e)(ii))	Pro-Rated Achievement (TPA, §3(f)(ii))	Pro-Rated Achievement (TPA, §3(g)(i))	(1.5 x Target) + Pro-Rated Achievement (TPA, §3(d)(i)-(ii))
PSU Awards under LTIP	Pro-Rated Achievement (TPA, §3(c)(iii)(1))	Pro-Rated Target, subject to a six-month holding period following the grant date (TPA, §3(e)(iii); PSU Award, §2(b)(i))	Pro-Rated Target, subject to a six-month holding period following the grant date (TPA, §3(f)(iii); PSU Award, §2(b)(ii))	Continued Vesting, subject to a six-month holding period following the grant date (TPA, §3(g)(ii); PSU Award, §2(b)(ii))
Unless awards are vested for all on a pro-rata basis at time of Change of Control, receive Full-Year Achievement, but with performance measured against goals that are also pro-rated, see agreement for more details:

(TPA, §3(d)(iii); PSU Award, §3(b)(ii) and “Replacement Award”)

RSU Awards under LTIP	Pro-Rated Target (TPA, §3(c)(iii)(2))	Pro-Rated Target, subject to a six-month holding period following the grant date (TPA, §3(e)(iii); RSU Award, §2(b))	Pro-Rated Target, subject to a six-month holding period following the grant date (TPA, §3(f)(iii); RSU Award, §2(b))	Continued Vesting, subject to a six-month holding period following the grant date (TPA, §3(g)(ii); RSU Award, §2(b))
Unless awards are vested for all on a pro-rata basis at time of Change of Control, receive full vesting at Target, see agreement for more details:
(TPA, §3(d)(iii); RSU Award, §2(c)(ii) and “Replacement Award”)

Employer Contribution to COBRA	12 months or until such earlier termination of COBRA coverage (TPA, §3(c)(iv))	None	None	None	18 months or until such earlier termination of COBRA coverage (TPA, §3(d)(iv))

EXHIBIT A
RELEASE

This RELEASE (“Release”) dated as of ___________, 20__ between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and Virginia Drosos (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Amended and Restated Termination Protection Agreement dated [________], 2022 (the “Agreement”); and

WHEREAS, the Executive’s employment with the Company has terminated effective ______ __, 20__ (“Termination Date”).

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Agreement, the Company and the Executive agree as follows:

1. Capitalized terms not defined herein shall have the meaning as defined under the Agreement.

2. In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 3, as applicable, of the Agreement, which is attached hereto and made a part hereof.

3. The Executive, on Executive’s own behalf and on behalf of Executive’s heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Executive’s employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 et seq.) and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise. In connection with this release provision, the Executive does not waive the Executive’s right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, the Executive expressly waives the Executive’s right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on the Executive’s behalf, except that the Executive is not prohibited from receiving any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by her to exist may subsequently be discovered, it is Executive’s intention to fully settle and release all claims she may have against the Company and the persons and entities described above, whether known, unknown or suspected.

4. The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for Executive’s acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Paragraph 2 of this Release or any Accrued Rights (as defined in the Agreement) to which the Executive is entitled under the Agreement, or (iii) with respect to the Executive’s rights as a shareholder of the Company, Signet or any of their subsidiaries.

5. Executive acknowledges that pursuant to the Release set forth in Paragraph 3 above, Executive is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that Executive’s waiver and release of such rights is knowing and voluntary. Executive acknowledges that the consideration given for the ADEA waiver and release under this Release is in addition to anything of value to which Executive was already entitled.

(a) Executive further acknowledges that she has been advised by this writing that:

(i) Executive should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(ii) Executive has up to twenty-one (21) days within which to consider this ADEA waiver and release;

(iii) Executive has seven (7) days following Executive’s execution of this Release to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 11(f) of the Agreement;

(iv) the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and

(v) the twenty-one (21) day period set forth above shall run from the date Executive receives this Release. The parties agree that any modifications made to this Release prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.

(b) It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities,

disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

6. This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 5. All payments due to the Executive shall be payable in accordance with the terms of the Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

STERLING JEWELERS INC.

By:______________________________
Name:
Title:
Date:

VIRGINIA DROSOS

__________________________________
Date: